UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 6, 2011 (Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 8.01.

Item 7.01 Regulation FD Disclosure.

On April 11, 2011, U.S. Geothermal Inc. (the “Company”) issued a press release entitled “U.S. Geothermal Receives Key Reservoir Certificate for Neal Hot Springs Oregon Project.” The press release is attached hereto as Exhibit 99.1. The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On April 6, 2011 the Company received a key reservoir certificate from the U.S. Department of Energy’s (DOE) independent reservoir engineer. The certificate is a technical condition required under the DOE’s $96.7 million loan guarantee to construct the planned net 23 megawatt (MW) power plant at Neal Hot Springs in Eastern Oregon.

USG Oregon LLC, a subsidiary of the Company, has now provided TAS Energy, Inc., Idaho Power Company and Industrial Builders Inc., with notices to proceed with the manufacture of the power plant, construction of a 10-mile transmission line and the site construction and development services, respectively. USG Oregon LLC also has initiated the final stage of drilling activities to drill the remaining required injection wells for the project.

Idaho’s largest utility, Idaho Power Company, has signed a 25-year power purchase agreement with USG Oregon LLC for up to 25 MW of electrical power per year. Beginning in 2012, the base energy price is $96 per MW hour and escalates annually. The calculated 25-year levelized price is $117.65 per MW hour.

The DOE loan guarantee guarantees a loan from the U.S. Treasury’s Federal Financing Bank. The $96.8 -million Federal Financing Bank loan represents 75% of total project cost. When combined with the previously announced equity investment by Enbridge Inc. (“Enbridge”), provides 100 percent of the capital remaining to fully construct the project.

As described in the Form 8-K filed on September 13, 2010, in connection with the Company’s strategic partnership with Enbridge, the Company and Oregon USG entered concurrently into (i) an amended and restated limited liability company agreement of Oregon USG Holdings LLC by and among the Company, Oregon USG and Enbridge and (ii) a membership interest purchase and sale agreement by and among the Company, Oregon USG and Enbridge. In connection with the investment, Enbridge provided an initial cash contribution of $1,000, together with a loan to Oregon USG of $5,000,000 (the “Initial Capital Contribution”), which automatically converted to an equity contribution upon the closing of the aforementioned project loan from the U.S. Treasury's Federal Financing Bank. Enbridge contributed an additional $13,000,000 on April 12, 2011 (the “Additional Contribution”).

As a result of Enbridge’s Initial Capital Contribution and Additional Contribution, Enbridge has a 20% membership interest and a 70% Treasury Grant percentage in Oregon USG, subject to certain adjustments. As described in more detail in the September 13, 2010 Form 8-K, Enbridge’s effective share of the Treasury Grant is approximately 24%. “Treasury Grant” mean each company’s share of the actual amount of the renewable energy tax credit cash grant Oregon USG receives from the U.S. Department of Treasury.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated April 11, 2011 entitled “U.S. Geothermal Receives Key Reservoir Certificate for Neal Hot Springs Oregon Project”

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 12, 2011	the Company

By: /s/ Kerry Hawkley
Kerry D. Hawkley
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated April 11, 2011 entitled “U.S. Geothermal Receives Key Reservoir Certificate for Neal Hot Springs Oregon Project”